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                                                                    Exhibit 99.2


      TERAYON DEMONSTRATES ITS DIGITAL VIDEO PRODUCTS AT NAB2004 TRADESHOW

Las Vegas - April 19, 2004 - Here at NAB2004, the worldwide broadcast industry's premier tradeshow, Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband access, delivery and management solutions, is demonstrating the advanced capabilities of its two flagship video products, the BP 5100-HD broadcast platform and the DM 6400 CherryPicker(TM) digital streams management system.

     "Terayon is committed to helping broadcasters and cable operators smoothly and easily complete their digital transition through market-leading digital video innovation," said Jeff Barco, vice president and general manager of Terayon's Digital Video Solutions group. "Terayon continues at the forefront of the evolution to the 'all digital' video network, enabling media distributors to deliver new applications and consumers to access media in new, compelling ways. Terayon products have enabled leading broadcasters, cable operators and satellite providers to manage their digital video content completely within the digital domain to efficiently deliver new High Definition (HD) and Standard Definition (SD) video services."

BRANDING THROUGH LOGO OVERLAY

     Show attendees can see live demonstrations of Terayon's new BP 5100-HD enabling the overlay of logos directly into HD digital broadcasts at the booths of Thomson (SU8076) and Triveni Digital (SU11936). The BP 5100-HD is also on display at Texas Instruments' booth (SL2169). Logo overlay is an increasingly important branding tool for networks and affiliates, and the BP 5100-HD is uniquely able to accomplish this without requiring the more traditional and costly baseband approach. The initial version of the BP 5100-HD was selected to power FOX Broadcasting Company's HDTV delivery system.

DIGITAL-INTO-DIGITAL AD INSERTION

     Attendees can also see demonstrations of seamless, frame-accurate digital-into-digital advertising insertion powered by Terayon's DM 6400 CherryPicker in the booths of Adtec Digital (C10917), Harmonic (SU11006), SeaChange (SU9661) and Thales Broadcast & Multimedia (C4709). Carrying ads for local companies generated $3.3 billion in revenues in 2002 and has long been an excellent moneymaker for broadcasters and cable operators' analog programming, but has been

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more difficult to accomplish in digital programming. Utilizing the SCTE-30 and
SCTE-35 DPI (Digital Program Insertion) standards, the DM 6400 interoperates closely with an advertising server to ensure a proper ad insertion by synchronizing the bit rate of the ad with the bit rate of the program and then "splicing" the ad into the program.

MPEG-4 AND MPEG-2 COEXISTENCE

     In a demonstration with Modulus Video (SU11241), a DM 6400 is multiplexing together separate MPEG-2 and MPEG-4 (H.264) program streams to show how the two formats can coexist within the same multiplex.

REDUNDANT ENCODING SOLUTION

     The DM 6400 is also playing a critical role in a redundant encoder solution being demonstrated by Radyne ComStream (SU11300). In this demonstration, two of Radyne's encoders are feeding into a single DM 6400 which ensures continued program delivery should one encoder fail. This capability is particularly important for carrying sporting or other live broadcasts.

ABOUT THE BP 5100-HD

     Terayon's new BP 5100-HD gives broadcasters unprecedented flexibility in distributing, branding, localizing and managing their HD and SD programming. It enables broadcasters to localize and brand their programming by inserting and overlaying graphical elements - such as logos - directly into the digital stream. Broadcasters can also use it to improve bandwidth efficiency by rate shaping and statistically remultiplexing their HD and SD programming. Further, seamless switching between national broadcast, local broadcast and locally stored digital streams is accomplished using Terayon's proven digital-into-digital splicing technology and standards-based SCTE 35 commands. This splicing technology also enables advertising insertion at the national, regional, zoned and local levels. The BP 5100-HD features a GPIO (General Purpose Input/Output) module for integration with broadcast networks and affiliates' existing automation and control systems.

ABOUT THE DM 6400 CHERRYPICKER

     The DM 6400 is optimized for cable TV applications and is the latest addition to Terayon's Network CherryPicker line of digital streams management systems. The advanced proprietary ASICs (Application Specific Integrated Circuit) of the DM 6400 are designed for the unique

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computational requirements of MPEG-2 digital video, unlike competitive solutions based on a combination of software and generic DSPs (Digital Signal Processors). This greater processing power enables a single DM 6400 to support multiple digital video applications simultaneously on every program, such as rate shaping while ad splicing. Complementing the ASIC's performance advantage is its ability to be programmed, allowing Terayon to continually add new functionality, improve quality and support new standards.

ABOUT TERAYON

     Terayon Communication Systems, Inc. provides access and delivery management platforms for broadband providers, cable companies, satellite operators and broadcasters for the delivery of advanced, carrier-class voice, data and video services. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

                                     # # #

 "Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995:
This news release contains forward-looking statements and assumptions by Terayon that involve risks and uncertainties, including Terayon's ability to access capital markets. Actual future events and circumstances could differ materially from those set forth in these statements due to various factors. These factors include possible changes in capital market conditions or in our business, prospects, results of operations or financial condition and other risks and uncertainties, including those detailed in our filings with the Securities and Exchange Commission. Terayon assumes no obligation to update this information.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.